Exhibit 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
The Great Train Store Company:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-37705, 333-10427, and 33-82626) of The Great Train Store Company of our report dated February 19, 1999 relating to the consolidated balance sheets of The Great Train Store Company and subsidiaries as of January 3, 1998 and January 2, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the each of the years in the three-year period ended January 2, 1999, and the related schedule, which report appears in the January 2, 1999 annual report on Form 10-K of The Great Train Store Company.


                                         /s/ KPMG LLP
Dallas, Texas
March 31, 1999